Pricing Sheet dated March 25, 2010 relating to

Offering Summary No. 2010-MTNDD494 dated February 23, 2010

and Preliminary Pricing Supplement No. 2010-MTNDD494,

subject to completion, dated February 23, 2010

Filed pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

1,428,000 Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2012

P R I C I N G T E R M S – M A R C H 2 5, 2 0 1 0
Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$14,280,000

Stated principal amount:	$10 per security

Issue price:	$10 per security (see “Underwriting fee and issue price” below)

Pricing date:	March 25, 2010

Original issue date:	March 30, 2010

Maturity date:	March 28, 2012

Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (NYSE Arca Symbol: “IYR”)

Payment at maturity:

If final share price is greater than initial share price,

$10 + the upside payment

If final share price is less than or equal to initial share price,

$10 x share performance factor

This amount will be less than or equal to the stated principal amount of $10.

Upside payment:	$3.50 per security (35% of the stated principal amount). Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $13.50 per security.

Initial share price:	$50.38

Final share price:	The closing price of one underlying share on the valuation date.

Valuation date:	March 23, 2012, subject to postponement for certain market disruption events.

Share performance factor:	final share price / initial share price

CUSIP:	17314V494

ISIN:	US17314V4941

Listing:	The securities will not be listed on any securities exchange.

Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in the related offering summary.

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer

Per Security	$10.00	$0.225	$9.775

Total	$14,280,000	$321,300	$13,958,700

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.9250 per security. Please see “Syndicate Information” on page 6 of the related offering summary for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.225 for each security they sell. See “Fees and selling concessions” on page 6 of the related offering summary. The selling concession may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by an investor. See “Syndicate Information” on page 6 of the related offering summary. For additional information, see “Plan of Distribution; Conflict of Interests” in the accompanying preliminary pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY AND RELATED PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Offering Summary filed on February 23, 2010:

http://sec.gov/Archives/edgar/data/1318281/000119312510037484/dfwp.htm

Preliminary Pricing Supplement filed on February 23, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510037423/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities. “Dow Jones” is a servicemark of Dow Jones & Company, Inc and has been licensed for use by Citigroup Funding.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.